Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

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Raptor Pharmaceutical Corp.

7 Hamilton Landing, Suite 100

Novato, California 94949

Re:	Form S-3 Registration Statement File No. 333-203095 Public Offering of 10,925,000 Shares of Common Stock of Raptor Pharmaceutical Corp., par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), in connection with the issuance of (i) up to 10,925,000 shares of common stock of the Company, par value $0.001 per share, (the “Shares”), by the Company pursuant to an Underwriting Agreement dated as of April 1, 2015 (the “Underwriting Agreement”) between the Company and the representatives to the several underwriters listed in Schedule II thereto and (ii) associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of May 13, 2005 (as amended to date, the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2015 (Registration No. 333-203095) (as amended, the “Registration Statement”), a base prospectus dated March 30, 2015 (the “Base Prospectus”) and a prospectus supplement dated April 1, 2015 (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

April 3, 2015

without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares and associated Rights have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement and the Rights Agreement, the Shares and associated Rights will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on April 3, 2015 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP